Exhibit 99.1
News Release
Weatherford Reports Fourth Quarter Earnings Per Diluted Share of $0.46
Before Gain on Sale of UCO Shares and Exit and Restructuring Costs
Sequential earnings up 24%
HOUSTON, February 3, 2006 — - Weatherford International Ltd. (NYSE: WFT) today reported fourth quarter 2005 income from continuing operations of $164 million, or $0.46 per diluted share before non-recurring items, a 24 percent improvement as compared to third quarter diluted earnings per share of $0.37 before charges. The fourth quarter was a 64 percent improvement from the prior year’s fourth quarter diluted earnings per share of $0.28 excluding the 2004 gain on sale of Universal common stock. The non-recurring items in the fourth quarter results include a gain of $115 million relating to the sale of Universal Compression Holdings, Inc.’s common stock, offset by exit costs and restructuring charges of $17 million and tax expense of $24 million associated with acquisition integration and related activities.
Revenues for the fourth quarter were $1,461 million, an increase of $385 million over the prior quarter. The Precision acquisition, which was completed on September 1, 2005, contributed $247 million to the increase. Excluding the acquisition, fourth quarter revenues improved 14 percent sequentially and 26 percent over the comparable period of the prior year. Activity levels in both North America and in the Eastern Hemisphere outperformed each region’s increase in rig count. The Eastern Hemisphere’s growth was led by an 18 percent sequential increase in the Middle East/North Africa region.
Operating income, excluding the charges noted above, was $250 million for the quarter, 46 percent higher than the third quarter and twice the level of the fourth quarter 2004. Operating income margins improved 120 basis points sequentially and 290 basis points over the fourth quarter of 2004.
Annual revenues were $4,333 million and represent the highest revenue levels in the history of the company. Excluding the Precision acquisition, annual revenues improved $753 million or 24 percent over the prior year. Operating income before charges was $690 million for the current year, 66 percent higher than the prior year. Diluted earnings per share of $1.46, before gains and charges, was 60 percent higher than 2004 diluted earnings per share of $0.91, before charges.
Evaluation, Drilling & Intervention Services
Revenues for the quarter reached record levels of $838 million, including $265 million attributable to the Precision acquisition. Excluding the acquisition, this division posted revenue gains of 9 percent sequentially and 20 percent over the comparable period of the prior year. Sequential improvements were led by an 11 percent increase in North America and an 8 percent increase in the Middle East/North Africa region.
Operating income of $209 million topped the preceding quarter by 49 percent and exceeded the same quarter in the prior year by 88 percent. Both the legacy Weatherford and the acquired Precision product lines posted strong results. Incremental operating margins were 54 percent excluding the acquired businesses or 30 percent with the impact of the acquisition.
Completion & Production Systems
Fourth quarter revenues of $518 million were led by a strong performance in the Eastern Hemisphere. Revenue increases in Europe/CIS/West Africa and the Middle East/North Africa drove the Eastern Hemisphere’s 39 percent sequential improvement. Revenue growth in North America was 17 percent sequentially and 37 percent over the same period in 2004.
This division continues to post record levels of operating income. The fourth quarter results of $87 million represent a sequential improvement of 33 percent and an increase of 70 percent over the fourth quarter of 2004. Incremental operating margins were 24 percent sequentially and 27 percent over the same quarter in the prior year.
Other Operations
Other Operations includes the company’s pipeline services and contract drilling businesses. Revenues in the fourth quarter increased $68 million as compared to the third quarter. Operating income remained essentially flat on the higher revenue. The contract drilling business’ transition to United States accounting requirements accelerated the recognition of $7.1 million of expenses that would have otherwise been deferred.
Research and Development
The company’s Research and Development expenditures increased $8 million sequentially and $11 million as compared to the same quarter in the prior year due to the Precision acquisition and increased baseline activity in both divisions.
Other Income (Expense)
The company sold its remaining 6.75 million shares of Universal Compression Holdings, Inc.’s common stock during the fourth quarter of 2005 for a gain of $115 million. There were no tax effects associated with the disposition.
Interest Expense, net increased $6 million sequentially and $9 million from the fourth quarter 2004 due to the reduction in cash and incremental borrowings related to the Precision acquisition.

Share Split
In the fourth quarter the company’s board of directors declared a two-for-one share split of Weatherford’s common shares. Earnings per share information for prior periods have been restated to reflect the two-for-one share split.
Non-GAAP Measures
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2005 and 2004, the three months ended September 30, 2005 and the years ended December 31, 2005 and 2004 have been provided for additional meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts on Friday, February 3, 2006 at 9:00 a.m. (Central Time). The purpose of the conference call is to discuss results for the company’s fourth quarter ended December 31, 2005. The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 25,100 people worldwide.
# # #

Contact:	Lisa W. Rodriguez	(713) 693-4746
Chief Financial Officer

	Andrew P. Becnel	(713) 693-4136
Vice President — Finance
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the acquisition, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Net Revenues:
Evaluation, Drilling & Intervention Services	$837,832	$478,569	$2,428,382	$1,697,635
Completion & Production Systems	518,358	388,209	1,722,884	1,358,479
Other Operations	105,220	15,827	181,961	75,660

	1,461,410	882,605	4,333,227	3,131,774

Operating Income (Expense):
Evaluation, Drilling & Intervention Services	209,156	111,509	579,902	355,698
Completion & Production Systems	86,682	51,063	255,604	162,575
Other Operations	4,369	(2,849)	12,739	14,510
Research and Development	(35,300)	(23,833)	(107,362)	(83,552)
Equity in Earnings	6,312	5,848	23,948	22,405
Corporate Expenses	(21,006)	(16,652)	(74,405)	(55,889)
Exit Costs and Restructuring Charges	(16,977)	—	(120,997)	—

	233,236	125,086	569,429	415,747

Other Income (Expense):
Debt Redemption Expense	—	—	(4,733)	—
Gain on Sale of Universal Common Stock	115,456	52,362	115,456	77,642
Other, Net	2,353	(2,593)	13,918	(4,121)
Interest Expense, Net	(23,301)	(13,928)	(69,135)	(59,716)

Income from Continuing Operations Before Income Taxes	327,744	160,927	624,935	429,552
Provision for Income Taxes	(83,994)	(27,998)	(158,726)	(92,253)

Income from Continuing Operations	243,750	132,929	466,209	337,299
Income (Loss) from Discontinued Operation, Net of Taxes	—	626	1,211	(7,153)

Net Income	$243,750	$133,555	$467,420	$330,146

Basic Earnings Per Share:
Income from Continuing Operations	$0.70	$0.49	$1.55	$1.26
Income (Loss) from Discontinued Operation	0.00	0.00	0.01	(0.03)

Net Income	$0.70	$0.49	$1.56	$1.23

Diluted Earnings Per Share:
Income from Continuing Operations	$0.69	$0.45	$1.47	$1.17
Income (Loss) from Discontinued Operation	0.00	0.00	0.00	(0.02)

Net Income	$0.69	$0.45	$1.47	$1.15

Weighted Average Shares Outstanding:
Basic	346,874	272,870	300,336	268,000
Diluted	355,630	303,040	322,286	297,368

Weatherford International Ltd.
Supplemental Information
(In 000’s)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Geographic Revenues:
Eastern Hemisphere	$478,796	$317,650	$1,508,548	$1,160,827
United States	508,517	321,405	1,609,209	1,140,974
Canada	316,985	155,380	791,496	528,581
Latin America	157,112	88,170	423,974	301,392

	$1,461,410	$882,605	$4,333,227	$3,131,774

Depreciation and Amortization:
Evaluation, Drilling & Intervention Services	$79,088	$45,846	$232,254	$175,420
Completion & Production Systems	19,505	17,795	76,237	66,140
Other Operations	10,839	1,691	17,909	7,249
Research and Development	1,744	1,151	5,485	4,606
Other	773	613	2,453	2,469

	$111,949	$67,096	$334,338	$255,884

Research and Development:
Evaluation, Drilling & Intervention Services	$21,612	$10,924	$56,909	$39,258
Completion & Production Systems	13,170	12,314	48,828	42,462
Other Operations	518	595	1,625	1,832

	$35,300	$23,833	$107,362	$83,552

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2005 and 2004, the three months ended September 30, 2005 and the years ended December 31, 2005 and 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	For the three months ended December 31, 2005
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$233,236	$16,977	$250,213

Other Income (Expense), Net	94,508	(115,456)	(20,948)

Income from Continuing Operations Before Income Taxes	327,744	(98,479)	229,265

Provision for Income Taxes	(83,994)	18,650	(65,344)

Income from Continuing Operations	$243,750	$(79,829)	$163,921

Diluted Earnings Per Share from Continuing Operations	$0.69		$0.46

Diluted Weighted Average Shares Outstanding	355,630		355,630
* Exit costs, restructuring charges and tax expense associated with the Precision acquisition and related activities and the gain on sale of shares of Universal Compression Holdings, Inc., with no related income tax effects.

	For the three months ended December 31, 2004
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$125,086	$—	$125,086

Other Income (Expense), Net	35,841	(52,362)	(16,521)

Income from Continuing Operations Before Income Taxes	160,927	(52,362)	108,565

Provision for Income Taxes	(27,998)	—	(27,998)

Income from Continuing Operations	$132,929	$(52,362)	$80,567

Diluted Earnings Per Share from Continuing Operations	$0.45		$0.28

Diluted Weighted Average Shares Outstanding	303,040		303,040
* Gain on sale of shares of Universal Compression Holdings, Inc., with no related income tax effects.

Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	For the three months ended September 30, 2005
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$74,206	$97,258	$171,464

Other Income (Expense), Net	(14,658)	4,733	(9,925)

Income from Continuing Operations Before Income Taxes	59,548	101,991	161,539

Provision for Income Taxes	(12,249)	(31,740)	(43,989)

Income from Continuing Operations	$47,299	$70,251	$117,550

Diluted Earnings Per Share from Continuing Operations	$0.15		$0.37

Diluted Weighted Average Shares Outstanding **	311,788		323,510
* Exit costs and restructuring charges associated with the acquisition of the Precision divisions and debt redemption expense incurred with the settlement of the Zero Coupon Convertible Debentures.
** The effect of our Zero Coupon Convertible Debentures is anti dilutive for GAAP purposes, however, after adjusting for non-GAAP items, the effect of the Zero Coupon Convertible Debentures is dilutive.

	For the year ended December 31, 2005
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$569,429	$120,997	$690,426

Other Income (Expense), Net	55,506	(110,723)	(55,217)

Income from Continuing Operations Before Income Taxes	624,935	10,274	635,209

Provision for Income Taxes	(158,726)	(13,802)	(172,528)

Income from Continuing Operations	$466,209	$(3,528)	$462,681

Diluted Earnings Per Share from Continuing Operations	$1.47		$1.46

Diluted Weighted Average Shares Outstanding	322,286		322,286
* Exit costs, restructuring charges and tax expense associated with the Precision acquisition and related activities, debt redemption expense incurred with the settlement of the Zero Coupon Convertible Debentures, debt restructuring costs related to our investment in Universal Compression Holdings, Inc. and the gain on sale of shares of Universal Compression Holdings, Inc., with no related income tax effects.

Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	For the year ended December 31, 2004
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$415,747	$—	$415,747

Other Income (Expense), Net	13,805	(77,642)	(63,837)

Income from Continuing Operations Before Income Taxes	429,552	(77,642)	351,910

Provision for Income Taxes	(92,253)	—	(92,253)

Income from Continuing Operations	$337,299	$(77,642)	$259,657

Diluted Earnings Per Share from Continuing Operations	$1.17		$0.91

Diluted Weighted Average Shares Outstanding	297,368		297,368
* Gain on sale of shares of Universal Compression Holdings, Inc., with no related income tax effects.